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                                   EXHIBIT 21

                              List of Subsidiaries


l. Solmecs Corporation N.V., a Netherlands Antilles Corporation (100% - owned).

2. Solmecs (Israel) Ltd., an Israeli Corporation (100% owned through Solmecs Corporation N.V.)

3.    Heatex Ltd, an Israeli Corporation (85% owned through Solmecs (Israel)
      Ltd).